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                                 Exhibit 99.2

                             FOR IMMEDIATE RELEASE
                             ---------------------

   BOSTON LIFE SCIENCES' NERVE GROWTH FACTOR DEMONSTRATES POTENTIAL AS A NEW
                            TREATMENT FOR GLAUCOMA

BOSTON, MA--DECEMBER 11, 1998. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced that results achieved in animal model experiments involving the Company's Central Nervous System (CNS) growth factor Axogenesis Factor 1 (AF1) demonstrated re-growth of severed axons within the optic nerve in mice. Since degenerative injury to the optic nerve produces the destruction of vision suffered in glaucoma, these preliminary successes suggest that AF1 could potentially be used as a treatment for this major cause of blindness in the developed countries, the Company said.

"To our knowledge, this is the first time that optic nerve regeneration has reportedly been achieved by intraocular injection of a single nerve growth factor. In these experiments, the optic nerves in mice were partially severed and the mice were then treated with one injection of AF1 administered into the posterior chamber of the eye. Treated animals showed histologic evidence of substantial optic nerve regeneration across the lesion, whereas control animals showed insignificant or no evidence of regeneration in their optic nerves.

Though much work needs to be done to confirm and elaborate these preliminary results as well as optimize drug delivery and dosing, these exciting data suggest that AF1 has the potential to be a totally novel approach to the treatment of glaucoma," stated Dr. Marc E. Lanser, MD, Chief Scientific Officer of BLSI. "This important in vivo activity of AF1 is consistent with both our prior in vitro data demonstrating the potent axon regenerative activity of AF1, and significantly complements our recently reported positive results in experimental spinal cord axonal regeneration.

The Company's CEO, David Hillson commented, "Coming on top of our previously reported positive results for Troponin as an anti-angiogenic approach to the treatment of macular degeneration and diabetic retinopathy, we will want to include our CNS program for consideration by potential ophthalmic partners. Given our assessment of the importance of both of these recent experimental successes, we now believe that the value of our CNS program could potentially achieve equal status with our more well-known technologies."

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of Rheumatoid Arthritis; AF1 and other nerve growth factors for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; Troponin as an anti-angiogenic treatment for cancer, and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains forward-looking statements with regard to product development timelines, the implication of experimental results and eventual clinical indications, any of which may not result in approved products due to the uncertainties inherent in the research and development process.

For further information please contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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